EXHIBT 10.12

                               Consulting Contract

PARTIES: Trancom Industries, Inc. a Colorado Corporation, 44 East Mifflin Street, Suite 1000, Madison, WI 53703

          Spectra Products Inc., an Ontario Corporation, 41 Horner Avenue, Unit 2, Etobicoke, Ontario M8Z 4X4

SERVICES TO BE RENDERED: Trancom Industries, Inc. ("Trancom") retains Spectra Products Inc. ("SPI") to provide the following sales and administrative support for the Brake Safe TM visual brake stroke indicator and such other products made available to Trancom by SPI (collectively "the Products"):

1. Trancom will provide SPI with a list of potential customers for direct sales solicitation by SPI on behalf of Trancom. SPI will qualify each customer regarding interest in the Products and SPI will schedule appointments, where appropriate, with qualified customers to present the Products and arrange for trial usage by the potential customer. SPI will follow up with the potential customer to equip the customers entire fleet.

2. SPI will identify and recommend to Trancom trade publications to publicize the Products and to advertise Trancom's distribution of the Products. At Trancom's request, SPI will place advertisements and forward press kits to selected publications.

3. SPI will refer all inquiries regarding the Products resulting from SPI advertising or promotion, on its own account or jointly with Trancom, directly to Trancom in those geographic areas falling within the terms of this contract.

4. SPI will provide distribution of promotional materials by mail or fax transmission at the request of Trancom to potential customers for the products as may be approved by Trancom.

5. SPI will provide warehousing of the Products for Trancom at its warehouse facility in Etobicoke, Ontario. SPI will ship the Products directly to Trancom customers as directed by Trancom through a valid customer purchase order. SPI will prepare and issue any and all necessary documentation to meet cross-border shipment requirements.

6. SPI will provide an order desk to handle customer inquiries and orders from Trancom and will prepare and issue necessary customer documentation to permit customer invoicing. SPI will issue invoices directly to Trancom's customers on behalf of Trancom, directing all payments for the Products to be sent directly to Trancom at its corporate offices. All related documents will be forwarded by fax transmission to Trancom.

7. SPI will establish and maintain financial records for Trancom necessary for Trancom's accountants/auditors to prepare quarterly financial statements. All bookkeeping entries will be kept current with Trancom sales transactions and forwarded monthly to Trancom within 30 days of month end.




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8.   SPI will secure the services of Spectra's senior  management to oversee the day to day operation of Trancom's business in conjunction with Michael Brozek, Trancom's President.

COMPENSATION:

A. Consulting Fees: Trancom will pay a monthly fee to SPI in the amount of $US 3,500, payable within 30 days of month end, for the services to be rendered.

B. Expenses and Disbursements: Trancom will reimburse SPI for all preapproved expenditures by SPI in providing the services including without limitation travel, accommodation and related sales expenses, disbursements and fees related to administrative support. Trancom will not unreasonably refuse approval of expenses directly related to fulfillment of this contract. Payment for such expenses will be made within 30 days of billing with appropriate evidence of the expenditure.

C. Stock Options: Trancom will grant SPI's parent company, Spectra Inc., the option to purchase 4,000,000 common shares of Trancom at a purchase price of $US 0.01 per share. The options will be exercisable by Spectra at any time and will expire July 30, 2004.

TERM OF CONTRACT:

This contract will take effect August 1, 1999 for a term of one year. This contract will automatically renew annually for successive periods of one year under the same terms and conditions except compensation unless either party notifies the other in writing 60 days prior to the anniversary date that the contract is not to be renewed. This contract may be terminated by either party upon 30 days prior written notice. With the exception of compensation, each renewal shall be governed by the same terms and conditions as this Agreement. With each renewal, Consultant's compensation shall be negotiated.

AREA OF SERVICES:

It is understood by the parties that SPI will provide services to Trancom for business within the United States and Mexico and that this contract shall be governed by the laws of the Province of Ontario.

CONFIDENTIAL INFORMATION:

The parties understand that financial data, sales contracts, prospects and leads



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are considered to be confidential information except as necessary to advance the purposes and best interest of Trancom.

NOTICE:

Any notice required or desired to be given by one party hereto to the other under this contract shall be in writing and shall be deemed to be fully given and received if and when received by personal delivery or eight days after posting by prepaid registered mail, return receipt requested, or by 10:00 a.m. the next ordinary business day, if by cable, telegram, facsimile or telex, addressed to the party to be notified at the respective address as first set forth above or such other address as may be supplied in writing.

Dated this 12th day of August, 1999.

                         Trancom Industries, Inc.

                         Per:      /s/ Michael Brozek
                                  -------------------------------------
                                  Print Name: Michael Brozek, President
                                  Print Title: President


Dated this 12th day of August, 1999.

                         Spectra Products Inc.

                         Per:        /s/ Michael Faye
                                  -------------------------------------
                                  Print Name: M.R. Faye
                                  Print Title: Vice-President